Calamos Long/Short Equity & Dynamic Income Trust N-CSR

Exhibit 99(a)(2)(iii)

Internal Use Only

Proxy Voting Policies and Procedures

Amended: December 15, 2020

Introduction

Calamos1, as an investment adviser, (including, in the case of Calamos Advisors LLC, the Calamos mutual funds, and closed-end funds (the “Funds”)), has adopted these proxy voting policies and procedures2. They are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with our fiduciary duties and Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended. Calamos recognizes the importance of maximizing and protecting the interests of its clients through its voting practices and of helping build stronger corporate governance within the companies in which its clients invest.

Voting proxies on behalf of our clients is established by Calamos advisory contracts or comparable documents, and our proxy voting guidelines have been tailored to reflect these specific contractual obligations. In addition to SEC requirements governing advisers, our proxy voting policies reflect the long-standing fiduciary standards and responsibilities for ERISA accounts set out in Department of Labor Bulletin 2016-01, 29 C.F.R. 2509.2016-01 (December 29, 2016).

General Proxy Voting Guidelines

Calamos’ proxy voting positions have been developed based on its years of experience with proxy voting and corporate governance issues. These principles have been reviewed by various members of Calamos’ organization, including Portfolio Management, Legal, Compliance, and Calamos’ officers. The Board of Trustees of the Calamos Funds is asked to approve the proxy voting policies and procedures annually.

While Calamos has adopted general guidelines for voting proxies as summarized below, Calamos may deviate from the general policies and procedures when it determines that the particular facts and circumstances warrant such deviation to protect the interests of the Advisory Clients. Each proxy and proposal will be considered based on the relevant facts and circumstances. These guidelines below cannot provide an exhaustive list of all the issues that may arise nor can Calamos anticipate all future situations. Corporate governance issues are diverse and continually evolving and Calamos devotes significant time and resources to monitor these changes.

Two of the primary factors Calamos considers when determining the desirability of investing in a particular company is the quality and depth of that company’s management. Accordingly, the recommendation of management on any issue is a factor that Calamos considers in determining how proxies should be voted. However, Calamos does not consider recommendations from management to be determinative of Calamos’ ultimate decision. As a matter of practice, the votes with respect to most issues are cast in accordance with the position of the company’s management. Each issue, however, is considered on its own merits, and Calamos will not support the position of a company’s management in any situation where it determines that the support of management’s position would adversely affect the investment merits of owning that company’s shares.

1 See Appendix A for a complete list of covered entities.

2 Calamos Advisors LLC as sub-adviser will vote the proxies of clients of Calamos Wealth Management LLC except when such proxies relate to the Calamos mutual funds. In this case, the proxy will be mailed to the client.

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Internal Use Only

The following guidelines reflect what Calamos believes to be good corporate governance and behavior:

A.	Corporate Governance and Structure

(i)	Merger, Acquisitions, Reincorporation and Other Transactions. Companies ask their shareholders to vote on a wide variety of transactions, including mergers, acquisitions, re-incorporations and reorganizations involving business combinations, liquidations and the sale of all or substantially all of a company’s assets. Voting on such proposals involves considerations unique to each transaction. Therefore, we will vote on proposals to affect these types of transactions on a case-by-case basis.

(ii)	Anti-Take Over Measures and Shareholder Voting Rights. Calamos generally opposes anti-takeover measures since they tend to reduce shareholder rights. However, as with all proxy issues, Calamos conducts an independent review of each anti-takeover proposal. On occasion, Calamos may vote with management when the research analyst has concluded that the proposal is not onerous and would not harm Advisory Clients’ interests as shareholders. Calamos generally supports proposals that require shareholder rights plans (“poison pills”) to be subject to a shareholder vote. Calamos will closely evaluate shareholder rights’ plans on a case-by-case basis to determine whether they warrant support. Calamos will generally vote against any proposal to issue stock that has unequal or subordinate voting rights.

(iii)	Board of Directors/Trustees. The election of directors and an independent board are vital to good corporate governance. Directors are expected to be competent individuals and they should be accountable and responsive to shareholders. Calamos seeks to ensure that the board of directors of a company is sufficiently aligned with security holders’ interests and provides proper oversight of the company’s management. In many cases this may be best accomplished by having a majority of independent board members. Calamos generally prefers that key committees such as audit, nominating, and compensation committees be comprised of independent directors.

(iv)	Ratification of Auditors. As needed, Calamos will examine proposals relating to non-audit relationships and non-audit fees. Calamos will vote against the ratification of auditors when there is clear and compelling evidence of accounting irregularities or negligence attributable to the auditors.

(v)	Capital Structure. Calamos realizes that a company’s financing decisions have a significant impact on its shareholders, particularly when they involve the issuance of additional shares of common or preferred stock or the assumption of additional debt. In general, Calamos respects management’s capital structure judgment and forecasting abilities. As needed, and with collaboration from our research analysts, Calamos will carefully review proposals by companies to increase authorized shares and the purpose for the increase.

(vi)	Social and Corporate Policy Issues. As a fiduciary, Calamos is primarily concerned about the financial interests of its Advisory Clients. Calamos will generally give management discretion regarding social, environmental and ethical issues.

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(vii)	Global Corporate Governance. Calamos manages investments in countries worldwide. Many of the tenets discussed above are applied to Calamos’ proxy voting decisions for international investments. However, Calamos must be flexible in these worldwide markets and must be mindful of the varied market practices of each region.

B.	Executive Compensation and Option Plans. A company’s equity-based compensation plan should be in alignment with the shareholders’ long-term interests. Accordingly, proxy votes should be used to encourage the use of reasonably designed compensation plans that promote such alignment by providing officers and employees with an incentive to increase shareholder value. Calamos evaluates plans on a case-by-case basis by considering several factors to determine whether the plan is fair and reasonable. Calamos may review its proxy voting service’s analysis to assess such plans. Severance compensation arrangements will be reviewed on a case-by-case basis, although Calamos will oppose ”golden parachutes” that are considered excessive. Calamos will normally support proposals that require that a percentage of directors’ compensation be in the form of common stock, as it aligns their interests with those of the shareholders.

C.	Other Business Matters. Many proxy statements include the approval of routine business matters, such as changing the company’s name, and procedural matters relating to the shareholder meetings. Generally, these routine matters do not have a material adverse effect on shareholder interests and are best left to the board of directors and senior management of the company. Thus, we will generally vote for board-approved proposals seeking to approve such routine matters.

Responsibility of Calamos to Vote Proxies

Calamos has assigned its administrative duties with respect to the proxy analysis and voting decisions to the “Proxy Group” (the Investment team – research analysts and portfolio management), and administrative processing to its Corporate Actions Group (“Corporate Actions”) within the Operations Department.

Calamos utilizes two vendors which provide distinct services relevant to Calamos’ proxy duties. Calamos subscribes to a supplementary, unaffiliated, third party corporate proxy research service, Glass Lewis, which provides in-depth analyses of shareholder meeting agendas and vote recommendations. Glass Lewis facilitates the voting decision of each proxy in accordance with Calamos’ proxy voting policy (‘express policy”) as described above. Said differently, Glass Lewis analyzes the ballot item and recommends a vote for the ballot item based on Calamos’ proxy voting rules.

Calamos will generally follow its express policy unless the Proxy Group and/or the Proxy Review Committee3 determines that the client’s interests are best served by voting otherwise or unless otherwise directed by the client.

Calamos also utilizes two systems owned by Broadridge to monitor and manage the processes associated with proxies: Proxy Edge and Proxy Disclosure. Proxy Edge receives the voting decisions from Glass Lewis

3 The Proxy Review Committee is comprised of representatives from Portfolio Management (which may include portfolio managers and/or research analysts employed by Calamos), Operations, Legal and Compliance Departments.

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Internal Use Only

with which it uses to votes the ballots for Calamos shares. Proxy Edge provides the record keeping, voting, account administration and reporting for Calamos. Proxy Edge feeds meetings, agenda items and related votes by account to Proxy Disclosure which facilitates additional reporting as well as the annual N-PX filing for the Calamos Funds.

Proxy Edge systematically votes shares based on Calamos’ express policy that is maintained within Glass Lewis. A ballot is systematically voted based on the shares on holding reconciliation date (record date) or as soon as Glass Lewis has applied the Calamos express policy to the ballot after that date. Calamos performs a reconciliation versus shares held at the custodian when the ballot is received by Proxy Edge. The shares from the custodian are continually updated until record date on Proxy Edge based on account trade activity.

Any ballot that includes one or more “case by case” items will not be systematically voted. All items on this type of ballot are manually voted. Case by case items are sent to the Proxy Group along with the written guidance and other relevant information produced by Glass Lewis to assist with the Proxy Group’s analysis.

Based on the instruction provided by the Proxy Group, the Corporate Actions Group will process the Calamos votes on Proxy Edge which will then vote each client proxy accordingly (unless otherwise directed by a client).

Proxies are voted solely in the best interests of Calamos clients; namely the Calamos Funds, separate account clients, and where employee benefit plan assets are involved, in the interests of the plan participants and beneficiaries (collectively, “Advisory Clients”) that have properly delegated such responsibility to Calamos.

Corporate Actions is responsible for maintaining oversight of all facets of the proxy process as described above and including:

●	overseeing account administration on both Broadridge systems Proxy Edge and Proxy Disclosure;

●	identifying potential conflicts of interest and reporting them to the Proxy Review Committee;

●	consulting with Proxy Group for the relevant portfolio security (and the Proxy Review Committee if necessary);

●	monitoring proxies to ensure Glass Lewis applies Calamos express policy to the ballot on a timely basis;

●	ensuring proxies that have case by case items are voted as directed by the Proxy Group or Calamos express policy as needed;

●	ensuring the voting process is timely;

●	validating meetings by Fund in Proxy Disclosure and reconciling to Proxy Edge data;

●	facilitating a timely filing of the Funds’ annual N-PX through Proxy Disclosure; and

●	maintaining proxy voting records.

Limitations Relating to Proxy Voting

Securities Lending. Certain Calamos Funds and Advisory Client accounts may participate in securities lending programs with various counterparties. If a fund or account participates in a securities lending program, the Proxy Group may attempt to recall the portfolio securities and vote proxies relating to such securities under certain circumstances. For example, if the Proxy Group determines that the votes

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involve matters that could have a material effect on the fund’s or account’s investment in such loaned securities. Based on the timing of when the ballot is received in Proxy Edge versus the record date of the meeting, there can be no guarantee that any such securities can be retrieved without proactive knowledge of the upcoming meeting. The Proxy Group seeks to balance the economic benefits of continuing to participate in an open securities lending transaction against the inability to vote proxies. As a result, Calamos generally will not attempt to recall portfolio securities to vote proxies.

Securities of Foreign Issuers. In certain foreign jurisdictions, the voting of proxies on portfolio securities may result in additional restrictions that may have an economic impact or cost to the security holder. We believe that in some instances the best interest of our clients is served by abstaining or not voting such proxies. Examples of issues unique to foreign securities include, but are not limited to, the following

(i)	Share Blocking. In certain non-U.S. jurisdictions, a security holder that votes a proxy is prohibited from selling the security until the meeting for which the proxy has been voted is completed. This period of time may range from days to weeks. Since this blocking of sales prevents the sale of a security regardless of market conditions and developments, we believe it increases risk. Therefore, it often may be in the best interests of our investors not to vote such proxies. Whether we vote such proxies will be determined on a case-by-case basis.
(ii)	Lack of Notice or Information. Foreign regulations do not standardize the notification period for a proxy vote. In some instances, the notice period is so short that we cannot research the issues presented. In instances where we have insufficient notice to permit us to cast a reasoned vote, we will abstain from voting on particular issues or not vote at all.

Conflicts of Interest

Directors and employees of Calamos including the Proxy Group should be sensitive to the possibility that their interests may conflict with the interests of Advisory Clients.

A.	Identification of Conflicts of Interest. Conflicts of interest can arise in situations where:
●	The issuer is a client of Calamos or its affiliates;
●	The issuer is a vendor whose products or services are material or significant to the business of Calamos or its affiliates;
●	The issuer is an entity participating, or which may participate, in the distribution of investment products[4] advised, administered or sponsored by Calamos or its affiliates
●	An employee of Calamos or its affiliates also serves as a director or officer of the issuer (it should be noted, Calamos does not generally allow its employees to serve on the board of a public company);
●	A director of Calamos Asset Management, Inc. or a Trustee of a Calamos Fund, also serves as an officer or director of the issuer; or
●	The issuer is a Calamos proprietary product; e.g. a Calamos closed-end fund.

4 e.g., a broker, dealer, investment adviser, or bank.

Internal Use Only

Even while a proxy may involve an entity with which a relationship exists, generally the matters put to vote do not cause a conflict of interest between Calamos and the client.

Potential conflicts of interest are identified based upon analyses of client, broker and vendor lists, information periodically gathered from directors and officers, and information derived from other sources, including public filings relative to the matters for which the Company is seeking shareholder approval.

B.	Resolution of Conflicts of Interest. Calamos will generally apply its express policy to proxy matters regardless if a conflict has been identified. However, in these situations, the Proxy Group will refer the matter, along with the recommended course of action by Calamos (based on its express policy), if any, to the Proxy Review Committee[5] for evaluation. The Proxy Review Committee will independently review proxies, determine the appropriate action to be taken which in limited circumstances includes sending the proxy directly to the relevant Advisory Clients with a recommendation regarding the vote for approval. To the extent the shares have been systematically voted and the Proxy Committee decides to vote differently than its express policy, Corporate Actions will manually change the vote within Proxy Edge.
C.	Records of Corporate Actions. Corporate Actions with Legal will prepare a Conflicts Report for each situation where a conflict of interest is identified. The Conflict Report (1) describes any conflict of interest; (2) discusses the procedures used to address such conflict of interest; and (3) discloses any contacts from parties outside Calamos (other than routine communications from proxy solicitors) with respect to the proposal not otherwise reported. The Conflicts Report will also include written confirmation that any recommendation provided was made solely on the investment merits and without regard to any other consideration.

Record Retention and Disclosure

A.	Record Retention. The Adviser shall be responsible for collecting and maintaining proxy related information on each vote cast as required by applicable law. Such information shall include (i) the name of the shareholder whose proxy is being voted; (ii) the name of the company; (iii) the exchange ticker symbols of the company; (iv) Security Identifier; (v) proxy statements; (vi) shareholder meeting date; (vii) brief identification of the matter voted on; (viii) whether the matter was proposed by the company or by a security holder; (ix) whether a vote was cast on the matter; (x) how the vote was cast (e.g., for or against proposal, or abstained, for or withheld regarding election of directors); (xi) whether the vote was cast for or against management; (xii) Conflicts Reports; and (xiii) any information created by Calamos or a third party needed by the Committee to make a voting determination. The above information shall be maintained in an easily accessible place for a period of not less than six years from the end of the fiscal year in which the information was created, with the first two years in an appropriate office of Calamos unless record retention is outsourced.
B.	Disclosure. The Adviser shall be responsible for appropriately disclosing proxy voting information, including these policies and procedures, the voting guidelines and the voting records of the Funds or clients as may be required by applicable law. Corporate Actions, in conjunction with the Legal department will file all required SEC Forms N-PX, on a timely basis with respect to investment

Internal Use Only

company clients, disclose that its proxy voting record is available on the web site, and will make available the information disclosed in its Form N-PX as soon as is reasonable practicable after filing Form N-PX with the SEC. Corporate Actions, in conjunction with the Legal department will ensure that all required disclosure about proxy voting of the investment company clients is made in such clients’ financial statements and disclosure documents.

Reports to the Funds’ Boards and Non-Investment Company Clients of Calamos

Corporate Actions shall provide proxy information to each Board of Trustees of the Funds as such Board may request from time to time.

For non-investment company clients of Calamos, Corporate Actions shall appropriately respond in writing to all written client requests for information on how it voted on behalf of the client. Such written request along with the written response shall be maintained in an easily accessible place for a period of not less than five years from the end of the fiscal year, with the first two years in an appropriate office of Calamos.

Internal Use Only

Appendix A – In-Scope Entities

This policy pertains to the entities listed in the following tables.

Companies

Company name	Description
Calamos Advisors LLC	U.S. Investment Advisor
Calamos Wealth Management LLC	U.S. Investment Advisor

Table 1 - List of In-Scope Companies

Revision Date

Date
Adopted: March 11, 2014
Amended: June 21, 2017
Amended: February 23, 2018
Amended: December 15, 2020

Table 2 – List of Revision Dates for Policy

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